Direct Phone:	(503) 952-7329
Direct Fax:	(503) 952-7414
E-Mail:	mark.peterman@wfsg.com

EXHIBIT 10.2

August 4, 2003

Bradley B. Newman
Wilshire Financial Services Group Inc.
14523 SW Millikan Way, Suite 200
Beaverton, Oregon 97005

        Re: Wilshire Financial Services Group Inc. - Change-in-Control Plan

Dear Brad,

        Wilshire Financial Services Group Inc. has provided you with a Change-in-Control Plan dated as of June 22, 2000, as modified by a letter agreement dated April 5, 2001. Section 7.6 of the Change-in-Control agreement is hereby deleted in its entirety and replaced with the following:

7.6 Term

This Plan shall expire and be of no further force and effect on December 31, 2003 provided, however, if the Company engages an investment banker to determine if Wilshire Credit Corporation should and could be sold under terms and conditions satisfactory to the Company, then this Plan shall continue or re-commence and then shall expire and be of no further force and effect on the date that is 90 days after termination of the services of the investment banker, unless by such date there is an agreement or letter of intent executed by Wilshire Credit Corporation and/or the Company for the potential sale of Wilshire Credit Corporation or its assets.

        If this letter correctly expresses your understanding of our agreement, please sign one duplicate original in the space provided below and return it to me.

Sincerely yours,

Stephen P. Glennon
Chief Executive Officer

MHP:lb
Enclosure

Agreed:	----------------------------------
Bradley B. Newman
Date: August 4, 2003